Exhibit 16


February 28, 2002


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549


February 28, 2002


Dear Sir/Madam,

We have read Item 4 included in the Form 8-K dated February 28, 2002 of Merchants Bancshares, Inc. filed with the Securities and Exchange
Commission and are in agreement with the statements contained therein.

Very truly yours,


/s/  Arthur Andersen LLP